Exhibit 99.2

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

January 12, 2005

Pinnacle Entertainment Announces Call for Redemption of

All Remaining 9.25% Senior Subordinated Notes

LAS VEGAS, January 12, 2005 — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today that it has called for redemption all of its remaining 9.25% Senior Subordinated Notes due 2007 at a redemption price of $1,015.42 per $1,000 principal amount, plus accrued and unpaid interest through (but not including) the redemption date, which is February 15, 2005. As of January 12, 2005, $65,000,000 in aggregate principal amount of the 9.25% Notes remains outstanding.

The Company intends to fund substantially all of the amount required to effect the redemption of the remaining 9.25% Notes with proceeds from its senior credit facility.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s development plans and access to funds from its senior credit facility, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, (i) construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time and (ii) factors affecting access to funds under the Company’s senior credit facility. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.